                                   [LOGO]


April 1, 1999

Mr. John Hinners
3830 Hunterwood Pt.
Austin, TX  78746

Dear John:

Perficient, Inc. is pleased to offer you the position of Vice President and Chief Financial Officer. This letter embodies the terms of employment to you.

As Chief Financial Officer, you will be responsible for administration, corporate finance and financial management for the company. Additionally, you will participate in the executive management team to drive the strategic direction of the company and will report to Jack McDonald. You will also be able to participate in the appropriate parts of the Board meetings, including those related to strategic decisions. You will be located in Austin, the company's headquarters.

Your starting salary will be $9,167.67 per month, paid on a semi-monthly basis. Potential bonuses will be granted by the Compensation Committee of the Board of Directors. In addition, you will be eligible for the following employee benefits: medical insurance, vacation, sick leave, holidays, and 401K. The details of these employee benefits will be explained as soon as they are established.

You were previously granted options to purchase 300,000 shares of common stock with a grant date of January 1 at $.10/share under the 1998 stock option plan. Those options will continue in force and effect, provided that the vesting terms thereof shall require that you remain a full-time employee of the company in order for vesting to continue thereunder.

As an employee, you may terminate employment at any time and for any reason whatsoever with notice to Perficient. We request that, in the event of resignation, you give the company at least two weeks notice. Similarly, Perficient may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Furthermore, this mutual termination of employment agreement supersedes all our prior written and oral communication with you and can only be modified by written agreement signed by you and Perficient.

If there is a change in control in the ownership of the company, you will be become fully vested six months following the effective date, provided that:

1. you are terminated, constructively terminated (which includes, but is not limited to, any significant reduction in the scope of your responsibilities with the surviving company or a requirement to change your primary residence from Austin, TX without your consent), or you are not offered the CFO position in the surviving company, or
2. in the event that Jack McDonald, or the then current Perficient CEO is terminated, constructively terminated, or is not offered the CEO position in the surviving company.


                                                                     p. 1

Notwithstanding the foregoing, if following a change in control you are not requested to facilitate transition by extending your employment in any capacity for as long as six months (at your then current rate of compensation), you will fully vest when your extension actually concludes, but no later than 6 months from the effective date of the change in control.

If you are terminated by Perficient without cause, Perficient will provide you with six months severance pay, including benefits, a computer, and peripherals.

As a Perficient employee, you will be expected to abide by the company's rules and regulations. You will be specifically required to sign an acknowledgement that you have read and understand the company rules of conduct which will be included in a handbook which the company will soon complete and distribute. You will be expected to sign and comply with a proprietary information and non-disclosure agreement which requires, among other provisions, the assignment of patent rights to any inventions made during your employment at Perficient and non- disclosure of proprietary information.

If you wish to accept employment at Perficient under the terms set out above, please sign and date this letter and return it to me by April 15, 1999. If you accept our offer, your first day of employment will be mutually determined.

We look forward to your favorable reply and to a productive and exciting work relationship.

Sincerely,

/s/ John T. McDonald
----------------------
John T. McDonald
CEO


/s/ John A. Hinners      4-12-99
----------------------   -------
Approved and accepted    date


                                                                     p. 2